Exhibit 99.1

Contact:	Larry Keener
Chairman and
Chief Executive Officer
(972) 991-2422

PALM HARBOR HOMES, INC. REPORTS
FIRST QUARTER RESULTS FOR FISCAL 2006

DALLAS, Texas (July 19, 2005) - Palm Harbor Homes, Inc. (Nasdaq/NM:PHHM) today reported financial results for the first quarter ended June 24, 2005.

Net sales for the first quarter totaled $166.2 million compared with $157.8 million in the year-earlier period. Net income for the first quarter of 2006 totaled $2.6 million, or $0.12 per share, compared with net income of $1.1 million, or $0.05 per share, a year ago.

Larry Keener, chairman and chief executive officer of Palm Harbor Homes, Inc., remarked, “Palm Harbor is off to a very promising start for fiscal 2006. We are very pleased to show solid top-line growth and improved profitability as the key steps we have taken over the past year to streamline our operations and reduce our costs are producing positive results. While the recovery in the industry continues to be sporadic across the country, we are encouraged by the trends in our business indicating stronger consumer demand and higher average sales prices. The momentum gained from expanding our modular business has enabled us to reach more buyers at much higher average selling prices. In particular, our unique Discovery series of modular homes has been extremely popular with dealers and builders. By offering considerable advantages over competing housing alternatives, Discovery homes are attracting higher quality customers and opening additional distribution channels for our products. We believe we are well positioned to continue to build market share in fiscal 2006 with a diverse and innovative product line, backed by our operating expertise and steadfast commitment to the highest levels of customer satisfaction in the industry.

“Financing continues to be a critical issue in today’s marketplace,” added Keener. “As announced on July 12, 2005, we completed a $141 million asset-backed securities transaction for CountryPlace Mortgage, our 80-percent-owned, full-service chattel lending subsidiary. This transaction was an important milestone for Palm Harbor, marking the first new issue by a manufactured housing company in this decade. We believe the positive market response reflects the strength of our business model and confirms our leadership position as a fully integrated provider of factory-built housing and related financial services. By providing viable financing alternatives for our creditworthy customers, we believe we have further distinguished ourselves in the marketplace.”

Kelly Tacke, chief financial officer of Palm Harbor Homes, Inc., commented, “We have a very solid financial position with our balance sheet reflecting over $63 million in cash and cash equivalents. Our ability to maintain a conservative financial profile and effectively manage our costs has been an important differentiator for Palm Harbor. We are very pleased with the favorable terms of our securitization and the level of investor demand for our loan product. We believe we have the financial flexibility to execute our business plan and reach our goal of sustained profitability for Palm Harbor in fiscal 2006.”

A conference call regarding this release is scheduled for Wednesday, July 20, 2005, at 9:00 a.m. (Central Time) 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.earnings.com. A 30-day replay will be available on both websites.

     Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of multi-section manufactured homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance.

PALM HARBOR HOMES, INC.
Condensed Consolidated Financial Results

	First Quarter Ended
	June 24,	June 25,
	2005	2004
Net sales	$166,161,000	$157,751,000
Net income	2,631,000	1,051,000
Net income per share — basic and diluted	0.12	0.05

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

PALM HARBOR HOMES, INC.
Statements of Operations

(Dollars in thousands, except earnings per share)

For the first quarter ended June 24, 2005 and June 25, 2004

	First Quarter Ended
	June 24,	June 25,
	2005	2004
	(Unaudited)
Net sales	$166,161	$157,751
Cost of sales	123,564	117,132
Selling, general and administrative expenses	38,077	37,537

Income from operations	4,520	3,082

Interest expense	(2,919)	(1,947)
Equity in earnings of limited partnership	554	445
Other income	2,089	142

Income before income taxes	4,244	1,772
Income tax expense	(1,613)	(671)

Net income	$2,631	$1,051

Net income per common share – basic and diluted	$0.12	$0.05

Weighted average common shares outstanding – basic and diluted	22,823	22,835

Condensed Balance Sheets

(Dollars in thousands)
June 24, 2005 and March 25, 2005

	June 24,	March 25,
	2005	2005
	(Unaudited)
Assets
Cash and cash equivalents	$63,854	$46,197
Trade accounts receivable	51,659	52,311
Loans held for investment, net	142,209	132,400
Inventories	127,523	128,420
Property, plant and equipment, net	68,736	71,324
Other assets	140,947	141,328

Total Assets	$594,928	$571,980

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$120,094	$106,887
Floor plan payable	30,135	30,888
Other liabilities	190,189	181,298
Shareholders’ equity	254,510	252,907

Total Liabilities and Shareholders’ Equity	$594,928	$571,980

PALM HARBOR HOMES, INC.
Quick Facts

	First Quarter Ended
	June 24,	June 25,
	2005	2004
FACTORY-BUILT HOUSING:
Company-owned superstores and builder locations:
Beginning	121	149
Added	1	1
Closed	(2)	(10)

Ending	120	140

Factory-built homes sold through:
Company-owned superstores and builder locations	1,175	1,411
Independent dealers and builders	940	739

Total factory-built homes sold	2,115	2,150

Factory-built homes sold as:
Single-section	107	93
Multi-section	1,667	1,739
Modular	341	318

Total factory-built homes sold	2,115	2,150

Average sales prices:
Manufactured housing – retail	$83,000	$75,000
Manufactured housing – wholesale	$60,000	$51,000
Modular housing – retail	$147,000	$128,000
Modular housing – wholesale	$76,000	$72,000

Homes produced	2,018	2,097
Internalization rate (manufactured and modular)	55%	66%

FINANCIAL SERVICES
Loan originations:
CPM	243	242
BSM	206	269